EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") made on the 16 day of May, 2005 between Jeffrey Weber, an individual residing at 229 Weaver Street, Unit 7-B, Greenwich, CT 06831 ("Executive") and BusinessTalkRadio.net, Inc.., a Delaware corporation, having its principal office at 1490 Dayton Avenue, Greenwich, CT 06830 ("BTR" or the "Company").

WITNESSETH:

WHEREAS, BTR owns Greenwich Broadcasting corporation, BusinessTalkRadio network and Lifestyle TalkRadio Network, has an LMA to operate a portion of the airtime at WLIE and is in the process of acquiring additional radio stations; and

WHEREAS, the Executive has been employed by BTR for several years, the terms and conditions of such employment being currently governed by a contract entered into between the parties dated January 1, 2003; and

WHEREAS, the Company and the Executive realize that with the continued growth of the Company and the deviations from the January 1, 2003 contract that have occurred with the mutual consent of the parties as the Company has evolved and Executive's position with the Company has seasoned, a formal agreement superseding the prior agreement and memorializing the employment rights, duties and obligations of the parties each to the other is in their mutual best interests; and

WHEREAS the Company desires to continue to employ the Executive and to enter into this Agreement embodying the terms of such employment, and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements and

covenants hereby made, the mutual benefits to be derived from this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree and understand as follows:

Recitals.

The parties acknowledge that the foregoing recitals are true and correct.

Acceptance and Term of Employment.

Company hereby employs Executive, and Executive hereby accepts employment by Company, on the terms and conditions set forth in this Agreement. This Agreement shall be effective for a period of twelve (12) months renewable by the Executive and the Board of Directors on or before October 15, 2005 for an additional twelve (12) months and further renewable by the Executive and Board of Directors on or before October 15, 2006 for an additional twelve (12) months. This Agreement shall be deemed to have commenced on January 1, 2005. Unless not renewed as outlined above or sooner terminated as provided for in the "Termination of Employment" section below, this Agreement shall terminate on January 31, 2008. The Non-Competition provisions hereof shall survive the termination date of this Agreement and be binding upon the parties for the duration of such provisions separate term.

Position, Duties and Responsibilities.

(a) During the term of employment, Executive shall be employed and serve as Executive Vice President of the Company (or such other position, positions or titles to which Executive and the Company agree in writing). It is the intention of this Agreement that Executive shall be one of the senior executive officers of the Company reporting directly to the Chief Executive Officer, and that he and the other senior executive officers shall have the overall responsibility for the day to day operations of the stations and networks as assigned by the Chief Executive Officer,

including operational, and administrative, and shall work together on these activities for the Company and, except as provided for herein, or by operation of law, shall report only to the Chief Executive Officer, the Chairman of the Board of Directors and the Board of Directors of the Company (the "Board"). Notwithstanding the foregoing, the Executive shall not have the authority to hire or fire any employees of the Company without the advice and consent of the Chief Executive Officer.

(b) Annexed as Schedule A hereto is a list showing Executives duties under this Agreement. It is acknowledged and agreed that the list on Schedule A is not comprehensive and exhaustive, and may be expanded by the Chief Executive Officer at his discretion. It is further understood and agreed that, except as set forth below, Executive shall devote all of his professional time as shall be necessary to fulfill his authority and responsibilities as provided for herein.

Compensation.

During the term of employment, Executive shall be compensated as follows:

(a) For the period of March 1, 2005 through December 31, 2005, Executive shall be compensated at the rate of $120,000.00 per annum. Such rate is exclusive of any bonus awarded him and shall be referred to herein as his annualized salary for 2005.

(b) For the period of January 1, 2006 through December 31, 2006, Executive shall be compensated at the rate of no less than his 2005 annualized salary and, in the discretion of the Chief Executive Officer upon advice to and with the consent of the Board, Executive shall receive an additional sum for such period. The additional sum shall be determined following compilation of the Company's year end results and will be paid as salary retroactive to the first of the new year. Such rate is exclusive of any bonus awarded to Executive and shall be referred to herein as his salary for

2006.

(c) For the period of January 1, 2007 through December 31, 2007, Executive shall be compensated at the rate of no less than his 2006 salary and, in the discretion of the Chief Executive Officer upon advice to and with the consent of the Board, Executive shall receive an additional sum for such period. The additional sum shall be determined following compilation of the Company's year end results and will be paid as salary retroactive to the first of the new year. Such rate is exclusive of any bonus awarded to Executive and shall be referred to herein as his salary for 2007.

(d) Executive shall be provided with health insurance, expense reimbursement and an automobile to the same extent and on the same terms Company has offered it to him in the past and continues to offer it to its other senior executives in the future.

(e) Executive shall be entitled to three weeks of paid vacation time during each calendar year. Executive shall submit requests to take vacation time reasonably in advance to Company's Chief Executive Officer for approval. The Chief Executive Officer will not unreasonably withhold such approval. Executive may accrue unused vacation time from year to year. Upon separation from employment for any reason any accrued and unused vacation time shall be paid to Executive at Executive's then current rate of compensation.

(f) Executive shall be awarded a cash bonus based upon his performance each year of this contract if total consolidated gross revenue, excluding bad debt, for the entire Company (BTRN, LTRN, WGCH, and WLIE) exceeds the base amount for that year. The base amount for 2005 shall be $3,400,000.00. The amount of the bonus for 2005 assuming revenue exceeds the base amount shall be equal to three quarters of one percent (.0075) for each dollar of total consolidated gross revenue, excluding bad debt, for the entire Company (BTRN, LTRN, WGCH, WURP and WLIE) for the period from January 1, 2005 through December 31, 2005. If

Company closes on the acquisition of radio station WLIE before the end of calendar year 2005, the $3,400,000.00 base number referred to above will be adjusted upwards by $60,000.00 per month for each month remaining in the calendar year following closing. The adjustment will be prorated for the month in which closing occurs. The adjustment will be prorated for the month in which closing occurs. The amount of the bonus for 2006 will be calculated in a similar manner using as the base number 110% of the total consolidated gross revenues excluding bad debt for the entire company for calendar year 2005. The amount of the bonus for 2007 will be calculated in a manner to be agreed upon by the parties. If Company closes on the acquisition of radio station WURP in Pittsburgh, PA before the end of calendar year 2006, the base number for that year will be adjusted upwards by $8,000.00 per month for each month remaining in the 2006 calendar year following closing and the base number for calendar year 2007 to be agreed upon by the parties, will be adjusted upwards by not less than $150,000.00. The cash bonus will be calculated and paid using pro forma numbers arrived at using GAAP standards on or before the end of the first quarter of the succeeding year. Executive shall not be entitled to a bonus for any year in which he terminates his employment.

(g) Executive shall be entitled to the reimbursement of reasonable out-of-pocket expenses incurred in carrying out his duties and responsibilities under this Agreement and Company shall promptly reimburse Executive for all business expenses incurred in connection with carrying out the business of the Company, for which expense reimbursement Executive shall submit appropriate supporting documentation.

Termination of Employment.

(a) Termination by Company. Unless this Agreement is not renewed as provided for above and except as provided below, Executive may only be terminated by Company for "Cause."

Cause shall mean:

(i) Conviction of the Executive of an act which is defined as a felony under any United States Federal, State or local law;

(ii) Any one or more acts of theft, larceny, embezzlement or fraud from the Company; and

(iii) The willful and continued engagement by Executive in misconduct materially and demonstrably injurious to the Company, monetarily or otherwise, after a written demand by the Chief Executive Officer or the Board to cease such misconduct is delivered to Executive which specifically identifies the misconduct.

No termination for Cause shall be effective unless at least seven (7) days' written notice of the basis for such termination has been provided to Executive by the Board. Until a termination for Cause has become effective Executive shall continue to provide services as provided for herein and shall be entitled to compensation and reimbursement of expenses therefore. For purposes of this section, no act, or failure to act, shall be considered "willful" unless done, or omitted to be done, not in good faith or without reasonable belief that the action or omission was in the best interest of the Company.

(b) Termination by Executive.

Unless earlier terminated on the basis of "Employer Cause" (as hereinafter defined), Executive shall be permitted to terminate this Agreement at any time on not less than three (3) weeks written notice to the Board and the Chief Executive Officer, setting forth in reasonable detail the basis for such termination. In the event the Executive believes that the Company is engaging in conduct which Executive believes to be an act of malfeasance, misfeasance, or gross negligence resulting in a breach of the Company's fiduciary responsibilities ("Employer Cause"), Executive may terminate his employment immediately following the transmittal of a notice of termination to the Chief Executive Officer and the Board setting forth in reasonable detail the basis for such termination.

(c) Termination by Consent.

Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated, without cause, on the mutual written consent of the Executive and the Board.

Non-competition.

In consideration of the provisions of this Agreement, Executive shall not, for a period of three (3) years immediately following his last day of employment:

(a) directly or indirectly own, manage, operate, participate in, consult with or work for any business which is engaged in the business of network radio broadcast or operates a radio station in any market area that competes with a station owned or operated by Company;

(b) either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit or divert or attempt to solicit or divert any of the employees or agents of the Company or its affiliates or successors to work for or represent any competitor of the Company or its affiliates or successors or to call upon any of the customers of the Company or its affiliates or successors.

In consideration of the covenants contained herein, including the three (3) year period of non-competition following Employee's employment, the Company agrees that, in the event Employee is terminated without just cause and Company desires to enforce these non-compete provisions, Company will compensate Employee as follows:

(a) Employee's annualized base salary as of his last day of employment will multiplied by 2, and that product will be paid to Employee in equal amounts at the same intervals as other employees of the Company over the two and one-half (2 1/2) year period immediately following his last day of employment.

In the event Employee voluntarily terminates his employment Company will compensate Employee as set forth in subparagraphs a and b above, except that the product determined under subparagraph a will be determined by using a multiplier of 0.25 rather than a multiplier of 2. If, however, Employee provides Company with three (3) weeks prior written notice of voluntary termination of employment, the period of non-competition following the date of separation shall be reduced to sixty (60) days and he will be paid an amount equal to eighty percent (80%) of his base salary for that period at the same intervals as other employees of the Company.

Notwithstanding the above, in the event of a Change of Control, if Employee does not enter into a consulting or employment agreement with the newly controlled entity, then Company will compensate Employee as set forth in subparagraphs a and b above, except that the product determined under subparagraph a will be determined using a multiplier of 3 rather than a multiplier of 2 and this covenant not to compete will apply to and be for the benefit of such newly controlled entity.

In the event, Executive is terminated by the Company for just cause as defined herein, then Executive will remain bound by this Covenant Not to Compete, but Company will have no obligation to make any of the payments or provide any of the other benefits to be made to Executive under this Agreement.

<u>Entire Agreement.</u>

This Agreement constitutes the entire agreement between the parties and may not be changed or modified except by an agreement in writing signed by the Company and the Executive.

<u>Governing Law.</u>

This Agreement shall be governed by and construed in accordance with the laws of

the State of Connecticut without reference to principles of conflict of laws.

Resolution of Disputes.

Company and Executive submit to the jurisdiction of the Courts of the State of Connecticut with respect to the resolution of any and all disputes related to or arising under this Agreement.

Notices.

Any notice given to a party to this Agreement shall be in writing and shall be deemed to have been given when delivered personally, or by a nationally known express mail service, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed as set forth below, or to such business address as may be subsequently provided:

If to the Company:

BusinessTalkRadio.net, Inc..
1490 Dayton Avenue,
Greenwich, CT 06830

With a copy to:

Patrick J. O'Neil
P.O. Box 711
Vernon, NJ 07462

If to the Executive:

Jeffrey Weber
229 Weaver Street, Unit 7-B
Greenwich, CT 06831

Withholding.

All amounts required to be paid by the Company shall be subject to reduction in

order to comply with applicable Federal. State and local tax withholding requirements.

Headings

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed on the date first written above.

BUSINESSTALKRADIO.NET, INC.

By: Michael L. Metter, Pres.

Jeffrey Weber

SCHEDULE "A"

EMPLOYMENT DUTIES

Executive shall be responsible for carrying out the directives of the Chief

Executive Officer in a timely fashion and in an appropriately courteous manner. Executive shall be responsible for finding new shows to be aired on the Company's networks, running the Company's affiliates department and overseeing the sales efforts. Executive will supervise the sales staff, review programming for the best sales opportunities, develop sales plans and goals, oversee billing, study and understand the Company's markets and advise on all sales promotion campaigns. The executive is expected to act as general manager, station manager and any other vital managerial posts at the Company's station(s) when necessary due to a vacancy or vacation of other personnel and requested to so act by the CEO.